Exhibit 99.1

Natural Alternatives International, Inc.

Announces Third Quarter Results

SAN MARCOS, CALIF, May 3, 2005 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq: NAII), a leading formulator and manufacturer of customized nutritional supplements, today announced net income of $277,000 or $0.04 per diluted share on revenue of $22.5 million for the third quarter ended March 31, 2005.

For the first nine months of fiscal 2005, revenue increased 21% to $66.8 million from $55.2 million for the comparable period last year. The growth in revenue resulted primarily from a 28% increase in contract manufacturing sales. Income before income taxes increased 34% to $2.8 million from $2.1 million for the comparable period last year. Net income decreased to $1.9 million or $0.30 per diluted share compared to $2.0 million or $0.32 per diluted share in the comparable period last year.

Third quarter revenue increased 6% to $22.5 million from $21.3 million for the comparable quarter last year. Revenue growth resulted primarily from an 8% increase in contract manufacturing sales. Income before income taxes decreased to $398,000 from $868,000 in the comparable quarter last year. Net income decreased to $277,000 or $0.04 per diluted share from $855,000 or $0.13 per diluted share for the comparable quarter last year.

As of March 31, 2005, NAI had cash and working capital of $3.5 million and $15.2 million, respectively, compared to $7.5 million and $17.5 million, respectively, at June 30, 2004. Cash flow from operating activities for the first nine months of fiscal 2005 was $1.9 million. We invested $6.3 million in the expansion of our Vista, California manufacturing facility, which included the acquisition of additional manufacturing equipment. We funded our capital expenditures primarily from available cash on hand. As of March 31, 2005, we had $6.1 million available under our working capital line of credit.

President Randell Weaver stated, “We are pleased with the $700,000 improvement in pretax income despite incurring high regulatory compliance and related costs primarily relating to the Good Manufacturing Practices audit by the Therapeutic Goods Administration of Australia (TGA). The TGA performed their physical audit of our facilities during this past quarter. There can be no assurance that we will receive the TGA’s final certification, however, we expect we will receive it this quarter. Third quarter revenue and earnings were in line with our previous statements. We currently anticipate revenue and profitability for our fourth quarter to be consistent with our third quarter.”

CEO Mark Le Doux commented, “We have extended our business relationship with NSA. The strategic relationship between NSA and NAI has prospered over the last thirteen years and we look forward to assisting NSA in its continuing growth.”

NAI, headquartered in San Marcos, California, is a leading formulator and manufacturer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to the client including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, receiving TGA certification, receiving continuing support from our larger customers, future financial and operating results and our strategic plans. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc.,

760-736-7700 or investor@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2005	June 30, 2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$3,492	$7,495
Accounts receivable, net	8,666	8,889
Inventories, net	13,776	12,863
Deferred income taxes	951	1,010
Other current assets	1,387	633

Total current assets	28,272	30,890
Property and equipment, net	16,392	11,380
Other assets	185	198

Total Assets	$44,849	$42,468

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$13,108	$13,422
Long-term debt, less current installments	3,216	3,841
Deferred income taxes	717	717
Deferred rent	1,262	220
Long-term pension liability	196	140

Total Liabilities	18,499	18,340

Stockholders’ Equity	26,350	24,128

Total Liabilities and Stockholders’ Equity	$44,849	$42,468

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

	Three months ended March 31,		Nine months ended March 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
NET SALES	$22,490	$21,268	$66,762	$55,184
Cost of goods sold	18,277	16,215	52,639	42,090

Gross profit	4,213	5,053	14,123	13,094
Selling, general & administrative expenses	3,538	4,047	11,172	10,909

INCOME FROM OPERATIONS	675	1,006	2,951	2,185
Other expense, net	277	138	182	116

INCOME BEFORE INCOME TAXES	398	868	2,769	2,069
Provision for income taxes	121	13	855	71

NET INCOME	$277	$855	$1,914	$1,998

NET INCOME PER COMMON SHARE:
Basic	$0.05	$0.15	$0.32	$0.34

Diluted	$0.04	$0.13	$0.30	$0.32

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic shares	5,957,923	5,848,841	5,938,322	5,830,508

Diluted shares	6,420,671	6,335,462	6,481,623	6,201,686